FOR IMMEDIATE RELEASE	Contact:	Heather Browne
July 1, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Completes BE&K Acquisition

Houston, Texas – KBR (NYSE: KBR) today announced that it completed the acquisition of BE&K, Inc. a privately held, Birmingham, Alabama based engineering, construction and maintenance services company. The transaction is valued at $550 million.

“Growing our Services business unit remains a key strategic objective for KBR. Acquiring BE&K is a significant step in re-establishing KBR as a leading North American contractor and maintenance services provider,” said William P. Utt, KBR Chairman, President and CEO.

“BE & K brings new people, skills and access to new markets to KBR, giving us the opportunity to dramatically strengthen KBR’s engineering, construction and maintenance activities, not only in North America, but internationally as well. We look forward to welcoming BE&K’s employees to KBR and anticipate building a strong and successful future together.”

BE&K’s international operations are located in Poland and Russia. According to Engineering News Record (ENR), in 2007, BE&K was the 47th largest design firm as well as the 39th largest contractor. BE&K also maintains Top 10 ENR positions in the areas of: pulp and paper contracting, pulp and paper design, chemical plant design, operations and maintenance design, chemical plant contracting, industrial process contracting, aerospace contracting and food processing plant contracting. In addition to these offerings, BE&K also provides services to commercial and institutional clients, including healthcare and education markets, through its Buildings Group, and provides premier construction and facility life-cycle services to the United States Government.

“The consolidation of KBR and BE&K will provide the platform in key markets which will allow KBR Services to accelerate our committed strategy of growth in our core business of construction, fabrication, and maintenance services to a broad and diverse market. That market includes refining, chemicals, forest products, power and commercial buildings,” said David Zimmerman, President, KBR Services.

Mike Goodrich, BE&K President and CEO and Ted Kennedy, one of BE&K’s founders, have agreed to stay on board to help transition and integrate BE&K into KBR

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements are forward-looking statements within the meaning of federal securities laws. These statements are subject to numerous risks and uncertainties, including those detailed in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q filed during this fiscal year, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements.